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EXHIBIT 11


                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                                     13 WEEKS ENDED                 26 WEEKS ENDED
                                                              AUG. 3, 1996  JUL. 29, 1995   AUG. 3, 1996    JUL. 29, 1995
                                                              ------------  -------------   ------------    -------------
Net earnings                                                  $12,215,000     $9,139,000     $6,225,000      $10,306,000

Interest on 5-1/2% convertible debentures, net of tax
benefit (1)                                                     1,072,000              -              -                -
                                                              -----------     ----------     ----------      -----------

Net earnings for primary and fully diluted earnings per
share                                                         $13,287,000     $9,139,000     $6,225,000      $10,306,000
                                                              ===========     ==========     ==========      ===========

Weighted average shares outstanding                            42,150,716     42,111,221     42,163,452       42,106,049

Dilutive effect of stock options and restricted stock and
performance share awards after application of the
treasury stock method                                             152,269         53,694        100,728          131,301

Additional shares issuable assuming full conversion
of the 5-1/2% debentures into Class A common stock (1)          4,419,899              -              -                -
                                                              -----------     ----------     ----------      -----------

Common and common equivalent shares outstanding for
primary earnings per share                                     46,722,884     42,164,915     42,264,180       42,237,350

Additional dilution from stock options and restricted stock
and performance share awards after application of the
treasury stock method                                                   -              -         58,255                -
                                                              -----------     ----------     ----------      -----------

Common and common equivalent shares outstanding for
fully diluted earnings per share                               46,722,884     42,164,915     42,322,435       42,237,350
                                                              ===========     ==========     ==========      ===========

Primary earnings per common share                                   $0.28          $0.22          $0.15            $0.24
                                                              ===========     ==========     ==========      ===========

Fully diluted earnings per common share                             $0.28          $0.22          $0.15            $0.24
                                                              ===========     ==========     ==========      ===========

(1) The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 26 weeks ended August 3, 1996 and 13 weeks and 26 weeks ended July 29, 1995.


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